Exhibit 23.3

The Baker-Meekins Company, Inc.

1404 Front Avenue
Lutherville, Maryland 21093

July 27, 2007

Mr. John P. Gandolfo
Chief Financial Officer
Power Medical Interventions, Inc.
2021 Cabot Boulevard
Langhorne, Pennsylvania 19047

Dear Mr. Gandolfo:

We hereby consent to the inclusion in the Registration Statement on Form S-l of Power Medical Interventions, Inc. (“PMI”) for the registration of shares of its common stock (together with any amendments thereto (the “Registration Statement”) of references to our firm and to our valuation analyses with respect to the common stock of PMI, and also to the reference to our firm under the heading “Experts” in the Registration Statement.

Sincerely,

The Baker-Meekins Company, Inc.

By:	/s/ Wm. Ross Adams
Wm. Ross Adams, CFA
President